Exhibit 10(k)(iv)

FOURTH AMENDMENT TO THE McDONALD’S CORPORATION
SEVERANCE PLAN
The McDonald’s Corporation Severance Plan, as most recently amended and restated effective September 30, 2015 and as subsequently amended by the First, Second, and Third Amendments, is hereby further amended as set forth below, effective as of July 1, 2017.
I.

The definition of “Employee” in Article II is deleted in its entirety and replaced with the following:
Employee. “Employee” means an employee (including an Officer) of an Employer who is on the Employer’s United States payroll and is subject to taxation in the United States, but excluding those employees who are (i) classified as interns, (ii) restaurant management employees hired on a temporary basis for a period that does not exceed six months, or (iii) hired into “sunset roles.” For purposes of this definition, “sunset roles” are roles designated at the outset as being temporary in duration, where the employee’s offer letter specifies the length of employment and such length of employment does not exceed two years.
The following sentence is added to Section 4.2 (“Medical, Dental and Vision Coverage) after the first sentence thereof:
COBRA premium payments will begin on the Qualifying Employee’s COBRA start date and will be rounded to the end of the month in which the Severance Period ends.
Article X is deleted in its entirety and replaced with the following:
Section 10.1. Amendment and Termination. McDonald's Corporation reserves the right to amend the Plan from time to time or to terminate the Plan; provided, however, that no such amendment or termination shall reduce the amount of Severance Benefits payable to any Qualifying Employee whose Termination Date has already occurred, who has signed and not revoked or rescinded a Release Agreement required by Section 6.1, and who has completed all other applicable paperwork on or before the effective date of such amendment or termination. Notwithstanding the foregoing, the Plan Administrator may amend or modify the terms of the Plan hereunder to the extent necessary or advisable to comply with or obtain the benefits or advantages under the provisions of applicable law, regulations or rulings or requirements of the Internal Revenue Service or other governmental agency or of changes in such law, regulations, rulings or requirements (including, without limitation, any amendment necessary to comply with or secure an exemption from Section 409A of the Code). The Plan Administrator may also amend or modify the terms of the Plan hereunder to adopt (i) any amendment that does not impact the schedule of Severance Benefits for Officers or (ii) any procedural or cosmetic amendment, in each case that does not materially change the benefits to Qualifying Employees or materially increase the cost of the benefits provided under the Plan. No person may amend this Plan in a manner that would subject any Covered Employee to taxation of his or her Severance Pay or any other Severance Benefits under Section 409A(a)(l) of the Code.

Section 10.2. Partial Termination of the Plan Upon a Subsidiary Change of Control Event. Notwithstanding any other provision of the Plan, if an Employer undergoes a Subsidiary Change of Control Event, as defined below (a “Disaffiliated Subsidiary”), McDonald’s Corporation, in its sole discretion, may terminate the portion of the Plan (a “Partial Termination”) covering those Qualifying Employees (“Disaffiliated Employees”) who as of the occurrence of such Subsidiary Change of Control Event are employed by such Disaffiliated Subsidiary. Any such Partial Termination of the Plan shall be implemented in accordance with and subject to the requirements imposed under Treasury Regulation Section 1.409A-3(j)(4)(ix)(B), including the following:
(a) McDonald’s Corporation may amend the Plan pursuant to Section 10.1 at any time during the period commencing 30 days prior and ending 12 months after the occurrence of a Subsidiary Change of Control Event to implement a Partial Termination with respect to such Subsidiary Change of Control Event.
(b) If a Partial Termination amendment is timely adopted, each Disaffiliated Employee will receive, within the 12 month period following the date the Partial Termination amendment is adopted, a lump sum distribution of his or her balance under the Plan and his or her entire account balance under all other McDonald’s Corporation-sponsored deferred compensation plans that together with this Plan are required to be treated as a single “plan” under Treasury Regulation Section 1.409A-1(c)(2).
(c) An Employer shall undergo a “Subsidiary Change of Control Event” if (i) it ceases to be a Related Entity of McDonald’s Corporation as a result of a stock or asset sale or similar transaction and (ii) such sale or other transaction constitutes a “change in ownership” (within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(v)) of such Employer, a “change in effective control” (within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(vi)(1)) of such Employer, or a “change in the ownership of a substantial portion of the assets” (within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(vii)) of such Employer.
Schedule I (“Qualifying McOpCo Restaurant Management Employees and Shared Restaurant Support Employees”) is hereby amended by adding the following new paragraph to the end thereof:
Sabbatical for Ineligible Qualifying Employees. If a Qualifying Employee would be eligible for the benefits described in this Schedule I but is ineligible because the Employee receives an offer of employment with the purchasing Operator that satisfies the requirements described above, then such Qualifying Employee will receive, if otherwise eligible, the Severance Benefits provided for in Section 4.5 (sabbatical), but shall not receive any other Severance Benefits of the Plan.
Schedule J (“Severance Benefits for Employees of Restaurant Application Development International”) is hereby amended by adding the following new paragraph to the end thereof:

Outsourced Employees of RDI: Notwithstanding any other provision of this Plan, if a Qualifying Employee of RDI would be covered by this Schedule J but is a Qualifying Outsourced Employee, as defined in Schedule F, such employee shall be credited with four (4) weeks of Severance. Such Qualifying Outsourced Employees shall not be eligible for any other payments or benefits under the Plan.
Effective upon and contingent on the closing of the transaction contemplated by that certain LLC Interest Purchase Agreement dated June 19, 2017 by and between McDonald’s Corporation and Capgemini America, Inc. to sell all of McDonald’s Corporation’s ownership interest in RDI, RDI shall be treated as having undergone a Subsidiary Change of Control Event (as defined in Section 10.2) and the Plan shall have a Partial Termination with respect to Disaffiliated Employees of RDI.

II.

Except as herein amended, the Plan shall remain in full force and effect.
Executed this 31st day of August, 2017.

McDONALD’S CORPORATION

/s/ David Carroll
David Carroll
Corporate Vice President, Global Total Rewards